ADMIRAL J. PAUL REASON, U.S. NAVY (RET.)

NAMED TO JOIN TODD SHIPYARDS CORPORATION

BOARD OF DIRECTORS

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...June 11, 2007...Todd Shipyards Corporation (NYSE:TOD) ("Todd" or the "Company") announced that Admiral J. Paul Reason, U.S. Navy (Ret.) has been named to join the Board of Directors of the Company as a replacement for Admiral David E. Jeremiah, U.S. Navy (Ret.), who is retiring from the Board having reached mandatory retirement age. Admiral Reason is nominated to be elected to the Board of Directors at the Company's annual meeting of shareholders in August.

Admiral Reason is a former Commander in Chief of the U.S. Atlantic Fleet and Naval Aide to the President of the United States and currently serves on the Board of Directors of two Fortune 500 companies, Amgen, Inc., and Norfolk Southern Corporation. Since his retirement from the Navy in 1999, Admiral Reason has held several top corporate leadership positions, including President and COO and Vice Chairman of Metro Machine Corporation, a company that conducted all manner of ship repair projects from complex overhaul of naval ships to dry-docking repairs in Virginia and Pennsylvania.

Admiral Reason spent more than 34 years in the U.S. Navy, rising from Ensign to the pinnacle of leadership as a four star Admiral. His many assignments in the Navy included service as Commander of Naval Base Seattle in 1986-1988. Admiral Reason has also served on the Board of Directors of Wal-Mart Stores, Inc. and is a member of the Naval Studies Board of the National Academy of Sciences. He is a graduate of the U.S. Naval Academy with a master's degree in computer systems management.

Admiral Jeremiah is a former Vice Chairman of the Joint Chiefs of Staff and Commander in Chief of the U.S. Pacific Fleet and has been on the Todd Board of Directors since 2003.

Todd performs repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.